Exhibit 10.1

EMPLOYMENT AGREEMENT
THIS AGREEMENT, effective as of the 8th day of January, 2018, is entered into by and between Arotech Corporation, a Delaware corporation with offices at 1229 Oak Valley Drive, Ann Arbor, Michigan 48108 (the “Company”), and Kelli L. Kellar, an individual residing at 1939 Cedar Hill Drive, Bloomfield Hills, Michigan 48301 (the “Executive”).
W I T N E S S E T H :
WHEREAS, the Company desires to employ the Executive, and the Executive desires to enter into such employment, on and subject to the terms and conditions set forth below:
NOW, THEREFORE, the parties hereto do hereby agree as follows:
1. Title and Duties.
(a) The Executive will serve as Vice President – Finance of the Company, and, beginning April 1, 2018, Vice President – Finance and Chief Financial Officer of the Company, except that the Company may, from time to time, change the title and/or duties of the Executive in such manner as shall not unduly prejudice the rights of the Executive hereunder. The Executive will report to the chief executive officer of the Company or to such other person as shall be designated, from time to time, by the Board of Directors of the Company.
(b) The Executive shall not during the term hereof undertake or accept any other employment or occupation, whether paid or unpaid. The Executive acknowledges and agrees that, although ordinary working hours are expected to be Monday through Friday, 8 a.m. to 5 p.m., under certain circumstances the performance of her duties hereunder may require additional time and/or domestic and international travel. The Executive acknowledges that this is a managerial position, and that accordingly overtime hours will be worked as needed, without additional compensation.
(c) The Executive’s place of work will be in Ann Arbor, Michigan, or at such other place as the Company may from time to time specify, provided that the employment of the Executive on a permanent basis at a place which is located more than fifty (50) miles from Ann Arbor, Michigan shall be done only with the Executive’s prior consent.
2. Compensation and Benefits.
(a) The Company shall pay the Executive, as compensation for all of the employment services provided by her hereunder during the term of this Agreement, an annualized base salary of two hundred twenty-five thousand dollars ($225,000) (the “Base Salary”). The Base Salary will be paid semi-monthly in arrears on the fifteenth and final day of each month. Should the parties agree to extend this Agreement beyond its initial Term, the Base Salary will, effective March 31 of each year beginning March 31, 2019, be adjusted annually, retroactive to January 1 of that year, in accordance with the change in the Consumer Price Index for Urban Wage Earners and Clerical Workers in Detroit-Ann Arbor-Flint, Michigan (All Items), as reported by the Bureau of Labor Statistics of the United States Department of Labor, during the previous year (the “CPI Adjustment”). Additionally, should the parties agree to extend this Agreement beyond its initial Term, the Base Salary may be increased from time to time, effective January 1 of each year beginning January 1, 2019, in accordance with the Company’s procedures, and in the Company’s sole discretion, based on the Executive’s performance during the prior year. The Company shall also pay the Executive a start bonus (the “Start Bonus”) of sixty thousand dollars ($60,000), payable in a lump sum at the time of payment of the Executive’s first semi-monthly salary payment; provided that in the event that the Executive resigns for any reason at any time prior to December 31, 2018, the Executive will be required to repay to the Company a pro rata portion of the Start Bonus, based upon the portion of the year worked by the Executive prior to such resignation, and the Executive specifically authorizes the Company to withhold payment to the Executive of amounts due to the Executive, including without limitation for salary, unused vacation, and reimbursement of expenses, and to apply such amounts to the repayment of the Start Bonus.
(b) The Company agrees to pay or cause to be paid to the Executive, in a single lump-sum payment in cash on each March 31 following the first anniversary of this Agreement, or as soon thereafter as may be possible in order to determine the relevant results of the Company (but in no event later than May 31 of each year), and irrespective of whether the Executive is then employed by the Company (unless the Executive’s employment was terminated pursuant to Section 5(b) below), an annual bonus (if and to the extent earned according to the criteria below), as follows:
(i) If, as of such anniversary, the Company shall have attained 100% of the Company’s Budgeted Number (as defined below) for the year preceding such anniversary, then Executive’s bonus shall be equal to 20% of Executive’s gross annual Base Salary as then in effect for the year preceding such anniversary;
(ii) If, as of such anniversary, the Company shall have attained 110% of the Company’s Budgeted Number (as defined below) for the year preceding such anniversary, then Executive’s bonus shall be equal to 40% of Executive’s gross annual Base Salary as then in effect for the year preceding such anniversary;
(iii) If, as of such anniversary, the Company shall have attained more than 100% but less than 110% of the Company’s Budgeted Number (as defined below), then Executive’s bonus shall be calculated as follows:
B = (S x 20%) + (N-100)/10 x (S x 20%)
Where:
B =	The amount of Executive’s annual bonus; and
N =	The percentage of the Budgeted Number (as defined below) that was attained by the Company in the immediately preceding fiscal year; provided, however, that N is more than 100 and less than 110;
S =	Executive’s gross annual Base Salary.

For the purposes of this Section 2(b), the Budgeted Number shall be the budgeted results of the Company as agreed by the Board prior to the end of each fiscal year for the fiscal year designated in such budget, and may include targets for any or all of the following factors: (i) revenues; (ii) cash flow, and (iii) EBITDA. In the event that some but not all targets are reached, the Compensation Committee shall made a determination as to what percentage of the Budgeted Number was attained. It is hereby clarified that no bonus shall be due unless the Company shall have attained at least 100% of the Company’s Budgeted Number.
(c) The Company hereby grants to the Executive a starting stock bonus of 36,000 shares of restricted stock, vesting on December 31, 2018, the vesting of one-third of such shares being contingent on the Executive being employed by the Company on the scheduled vesting date and the vesting of two-thirds of such shares to be contingent on performance criteria established by the Compensation Committee of the Board of Directors of the Company.
(d) The Executive shall be entitled to a paid annual vacation of twenty (20) business days with respect to, and during, each twelve (12) month period of her employment hereunder, provided that up to five days of the unused portion of any such vacation, in respect to any year, may be carried forward only to the next year, with the remainder being redeemed by the Company for cash. Upon termination Executive shall be paid for all accrued but unused vacation. Any vacation days taken by Executive in advance of their actual accrual shall be considered an advance on wages and deducted from any wages owing at termination. Timing of vacations will be cleared in advance with the Company.
(e) The Executive shall be entitled to paid sick leave of five (5) days with respect to, and during, each twelve (12) month period of her employment hereunder.
(f) The Company shall provide the Executive and her family with medical insurance and related insurance benefits in accordance with its policies from time to time for all employees generally.
(g) The Company shall reimburse the Executive’s work-related expenses, against proper receipts, subject to and in accordance with policies adopted, from time to time, by the Company.
3. Confidential Information; Return of Materials; Non-Competition and Non-Solicitation.
(a) In the course of her employment by the Company hereunder, the Executive will have access to, and become familiar with, “Confidential Information” (as hereinafter defined) of the Company. The Executive shall at all times hereinafter maintain in the strictest confidence all such Confidential Information and shall not divulge any Confidential Information to any person, firm or corporation without the prior written consent of the Company. For purposes hereof, “Confidential Information” shall mean all information in any and all media which is confidential by its nature including, without limitation, data, technology, know-how, inventions, discoveries, designs, processes, formulations, models, customer lists and contact people, prices and any other trade and business secrets relating to any line of business in which the Company’s marketing and business plans relating to current, planned or nascent products.

(b) The Executive shall not use Confidential Information for, or in connection with, the development, manufacture or use of any product or for any other purpose whatsoever except as and to the extent necessary for her to perform her obligations under this Agreement.
(c) Notwithstanding the foregoing, Confidential Information shall not include information which the Executive can demonstrate to the Company by appropriate documentation is in, or enters, the public domain otherwise than by reason of breach hereof by the Executive.
(d) All Confidential Information made available to, or received by, the Executive shall remain the property of the Company, and no license or other rights in or to the Confidential Information is granted hereby.
(e) All files, records, documents, drawings, specifications, equipment, and similar items relating to the business of the Company, whether prepared by the Executive or otherwise coming into her possession, and whether classified as Confidential Information or not, shall remain the exclusive property of the Company. Upon termination or expiration of this Agreement, or upon request by the Company at any time, the Executive shall promptly turn over to the Company all such files, records, reports, analyses, documents, and other material of any kind and in any medium concerning the Company which the Executive obtained, received or prepared pursuant to this Agreement without retaining any copies thereof in any medium.
(f) Commencing January 8, 2018 and ending one (1) year after the termination of this Agreement (irrespective of the reason for such termination), the Executive shall not, directly or indirectly, except on behalf and at the request of the Company, control, manage, be employed or engaged by, provide services to, be employed by, or otherwise be connected with – whether as an individual proprietor, partner, officer, director, employee, consultant, 3% or greater shareholder, broker, finder, joint venturer or otherwise – any company or other entity that competes or intends to compete with the business then being conducted by the Company. This restrictive covenant is of the essence of the Agreement, and the Executive understands that she would not be offered employment by the Company were she not willing to make this commitment.
(g) Commencing January 8, 2018 and ending two (2) years after the termination of this Agreement (irrespective of the reason for such termination), the Executive shall not solicit nor in any manner encourage other employees of the Company to leave its employ. The Executive further agrees that during that two (2) year period she will not offer, or cause to be offered, employment to any person who was employed by the Company at any time during the three months prior to the termination of this Agreement.
(h) The Executive acknowledges that the provisions set forth in Section 3 of this Agreement are fair and reasonable. The Executive further acknowledges that the Company will be irreparably harmed if the Executive’s obligations under this Section 3 are not specifically enforced and that the Company would not have an adequate remedy at law in the event of an actual or threatened violation by the Executive of the Executive’s obligations. Therefore, and in addition to any and all other remedies to which it may be entitled, the Company shall be entitled to an injunction or any appropriate decree of specific performance for any actual or threatened violations or breach by the Executive without the necessity of the Company showing actual damages or that monetary damages would not afford an adequate remedy, and without posting a bond.

(i) The provisions of this Section 3 shall survive the expiration or termination of this Agreement regardless of the reasons therefor. Furthermore, the period of time during which the restrictions set forth in subsections (f) and (g) above shall be in effect shall be extended by the length of time during which the Executive is in breach of any of the terms of such subsection.
4. Prohibition on Trading While in Possession of Material Non-Public Information.
(a) The Executive acknowledges that the Company is a publicly-listed company, and that the Executive is a “person having a duty of trust or confidence” as defined in Rule 10b5-2 promulgated under the United States Securities Exchange Act of 1934, as amended, and that the Executive is accordingly prohibited from trading in shares of the Company on the basis of material non-public information. The Executive covenants and agrees that the Executive will not trade in, or, without the express consent of the Company, exercise any option to purchase securities of the Company (the “Arotech Shares”) (1) until at least one Trading Day (a “Trading Day” being a day on which the U.S. Financial markets are open for trading) have passed since such material information was released to the public, and (2) during the period beginning on the eleventh calendar day of the third month of each fiscal quarter and ending at the close of the first Trading Day following the release of quarterly or annual financial results. The Executive understands and acknowledges that the most appropriate time to trade in Arotech Shares is the period beginning on the second Trading Day and ending on the twelfth Trading Day following the release of quarterly or financial information, provided that during such period the Executive possesses no other material non-public information which is not disclosed in such release.
(b) If at any time the Executive is working on securities matters regarding the Company, or is aware that the Company is offering or selling its own securities or is involved in a tender offer situation, the Executive shall consult with the General Counsel of the Company before trading in Arotech Shares.
(c) The provisions of this Section 4 shall survive the expiration or termination of this Agreement regardless of the reasons therefor.
5. Term and Termination. This Agreement shall be for a period from January 8, 2018 until December 31, 2018 (the “Term”). This Agreement may be terminated at any time, as follows:
(a) This Agreement shall terminate upon the death or incapacitation of the Executive. For purposes hereof, the Executive shall be deemed to be incapacitated if she is unable to perform her duties hereunder, as evidenced by a certificate(s) to that effect, signed by a doctor reasonably satisfactory to the Company, for a continuous period of one hundred fifty (150) days or for shorter periods aggregating more than two hundred (200) days in any period of twelve (12) consecutive months.
(b) The Company shall have the right to terminate this Agreement and the employment relationship hereunder for cause, at any time, by informing the Executive that such termination is for and cause and by further informing the Executive of the acts or omissions constituting cause. In such event, this Agreement and the employment relationship between the Company and the Executive shall be terminated as of the time Executive is informed that such termination is for cause. For purposes hereof, “cause” shall mean: (1) a breach of trust by the Executive, including, for example, but without limitation, commission of an act of moral turpitude, theft, embezzlement, self-dealing or insider trading; (2) the unauthorized disclosure by the Executive of confidential information of or relating to the Company; (3) a material breach by the Executive of this Agreement; or (4) any act of, or omission by, the Executive which, in the reasonable judgment of the Company, amounts to a serious failure by the Executive to perform her responsibilities or functions or in the exercise of her authority, which failure, in the reasonable judgment of the Company, rises to a level of gross nonfeasance, misfeasance or malfeasance.
(c) Upon termination of this Agreement other than for the reasons set forth in subsection (b) above, including without limitation a Change of Control (as hereinafter defined) and a Non-Renewal (as hereinafter defined), the Company shall pay the Executive as severance pay an amount equal to three (3) times the monthly Base Salary at the highest rate in effect at any time within the ninety (90) day period ending on the Termination Date. As used herein, a “Change of Control” means any of the following: (i) the acquisition (other than from Arotech in any public offering or private placement of equity securities) by any person or entity of beneficial ownership of fifty-one percent (51%) or more of the combined voting power of Arotech’s then-outstanding voting securities; or (ii) approval by the shareholders of Arotech of a complete winding-up of Arotech or an agreement for the sale or other disposition of all or substantially all of the assets of Arotech. As used herein, a “Non-Renewal” means this Agreement coming to the end of the Term and not being extended or immediately succeeded by a new substantially similar employment agreement.
(d) Upon termination of this Agreement for any reason, including without limitation Non-Renewal, the Executive will return to the Company (and will not keep in her possession or deliver to anyone else) any and all devices that are Company property, including without limitation mobile telephone, laptop computer, records, data, notes, and correspondence, whether in written, magnetic or other form, developed or received by the Executive pursuant to her employment with the Company or otherwise belonging to the Company.
(e) The parties agree that irrespective of the reasons for the termination of this Agreement, including in the event that this Agreement shall have been terminated for the reasons set forth in subsection (b) above, they will not at any time make any disparaging or derogatory statements concerning the other or, in the case of the Executive, the Company’s business, products or services. Nothing in the foregoing shall require the Company to provide the Executive with a particular type of reference beyond confirming dates of employment.
6. Miscellaneous.
(a) All notices and other communications required or permitted under this Agreement shall be in writing and shall be sent by email to the other party at the email address set forth below, with a copy sent by first class mail or express courier to said party at the address set forth below, or to such other email address and/or physical address as a party may hereinafter designate by notice to the other. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the fifth business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt. Notices sent by email shall be effective on the date they are sent by email if the email transmission confirms delivery. The initial addresses of the parties for purposes of this Agreement shall be as follows:

The Company:	Arotech Corporation 1229 Oak Valley Drive Ann Arbor, Michigan 48108 Attention: Dean Krutty, Acting CEO Email: krutty@arotechusa.com
with a copy to:	Yaakov Har-Oz, Senior Vice President and General Counsel Email: yaakovh@arotech.com
The Executive:	Kelli L. Kellar [Redacted] [Redacted] Email: kstile@yahoo.com

(b) This Agreement shall be subject to, governed by and construed in accordance with, the laws of the State of Michigan without regard to conflicts of law provisions and principles of that State, and the courts located in Washtenaw County, Michigan shall have exclusive jurisdiction and venue of any dispute hereunder.
(c) This Agreement contains the entire agreement between the Executive and the Company with respect to all matters relating to the Executive’s employment with the Company and will supersede and replace all prior agreements and understandings, written or oral, between the parties relating to the subject matter hereof. This Agreement may be amended, modified, or supplemented only by a written instrument signed by both of the parties hereto. No waiver or failure to act by either party with respect to any breach or default hereunder, whether or not the other party has notice thereof, shall be deemed to be a waiver with respect to any subsequent breach or default, whether of similar or different nature.
(d) If any provision of this Agreement, under all the then relevant circumstances, is held to be invalid, illegal or unenforceable, the other provisions shall remain in full force and effect, and the relevant provision shall automatically be modified by substituting for the unenforceable provision an enforceable provision which most closely approximates the intent and economic effect of the invalid provision.
(e) This Agreement shall inure to the benefit of the Company and its successors and assigns.
(f) The headings contained in this Agreement are intended solely for ease of reference and shall be given no effect in the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the effective date set forth above:
/s/ Kelli L. Kellar Kelli L. Kellar	Arotech Corporation By: /s/ Dean M. Krutty Name: Dean M. Krutty Title: Acting CEO